EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the inclusion in the Amendment No. 1 to the Registration Statement (Form S-1 No. 333-127412) and related prospectus of Everest Acquisition Corporation (the “Company”) of our report, which includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern, dated July 26, 2005 with respect to Note G, October 5, 2005, on our audit of the financial statements as of July 20, 2005 and for the period from June 15, 2005 (date of inception) through July 20, 2005.

/s/ Eisner LLP

New York, New York
October 13, 2005